Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF TSCAN THERAPEUTICS, INC

TScan Therapeutics, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.	The Amended and Restated Certificate of Incorporation, as heretofore amended, is hereby amended by replacing the first paragraph of Article FOURTH in its entirety to read as follows:

“The total number of shares of all classes of capital stock that the Corporation is authorized to issue is six hundred twenty million (620,000,000) shares, of which (i) six hundred million (600,000,000) shares shall be a class designated as voting common stock, par value $0.0001 per share (the “Voting Common Stock”), (ii) ten million (10,000,000) shares shall be a class designated as non-voting common stock, par value $0.0001 per share (the “Non-Voting Common Stock”), and (iii) ten million (10,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (“Preferred Stock”). Any reference to “Common Stock” issued by the Corporation in any contract, agreement or otherwise to which the Corporation is a party, whether before or after the date of filing of this Certificate, shall refer to Voting Common Stock, unless specific reference is made to the Non-Voting Common Stock.”

2.

The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the foregoing amendment set forth in this Certificate of Amendment in accordance with the provisions of Section 242 of the DGCL.

3.

The stockholders of the Corporation, at a meeting duly called and held pursuant to Section 222 of the DGCL, duly adopted the amendments set forth in this Certificate of Amendment in accordance with the provisions of Section 242 of the DGCL.

4.	The foregoing amendments were duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment on May 20, 2026.

TSCAN THERAPEUTICS, INC

By:	/s/ Gavin MacBeath
Name Gavin MacBeath
Title: Chief Executive Officer